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                              [GLOBIX LETTERHEAD]



                                                                   June 17, 2005

VIA EDGAR
---------

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

         Re:      GLOBIX CORPORATION WITHDRAWAL OF CO-REGISTRANTS
                  ON REGISTRATION STATEMENT (FILE NO.333-113857)
                  ----------------------------------------------

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-1 (File No. 333-113857) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on March 23, 2004 by Globix Corporation, a Delaware corporation ("Globix"). The Registration Statement was never declared effective. By letter dated May 23, 2005 (the "Withdrawal Request"), Globix requested that the Commission withdraw the Registration Statement pursuant to Rule 477(a) and (b) under the Securities Act of 1933.

         The following subsidiaries of Globix (the "Co-Registrants") were listed as co-registrants on the Registration Statement: 415 Greenwich GC MM, LLC, a New York corporation (333-113857-01), 415 Greenwich GC Tenant, LLC, a New York corporation (333-113857-02) and 415 Greenwich GC, LLC, a New York corporation (333-113857-03).

         The Co-Registrants hereby join in the Withdrawal Request made by Globix.

         Please call Bonnie J. Roe of Day Berry & Howard LLP at (212) 829-3605 with any questions you may have.

                                          Very truly yours,

                                          415 GREENWICH GC MM, LLC

                                          By: /s/ James C. Schroeder
                                              ----------------------------------
                                              James C. Schroeder, Secretary




                                          415 GREENWICH GC TENANT, LLC

                                          By: /s/ James C. Schroeder
                                              ----------------------------------
                                              James C. Schroeder, Secretary


                                          415 GREENWICH GC, LLC

                                          By: /s/ James C. Schroeder
                                              ----------------------------------
                                              James C. Schroeder, Secretary



cc:      Bonnie J. Roe, Esq.
         Day, Berry & Howard LLP